SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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The Immune Response Corporation

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	4)	Date Filed: , 2006

THE IMMUNE RESPONSE CORPORATION
5931 DARWIN COURT
CARLSBAD, CALIFORNIA 92008
(760) 431-7080
March 17, 2006
Dear Stockholder:
     You are cordially invited to attend a special meeting of stockholders (the “Special Meeting”) of The Immune Response Corporation (the “Company”), which will be held on April 11, 2006, at 9:30 a.m., Pacific Time, at our offices at 5931 Darwin Court, Carlsbad, California. We look forward to seeing you at the meeting. The Special Meeting is being called to seek stockholder approval of the following two proposals:
     1. The first proposal is to approve the adoption of an amendment to the Company’s Certificate of Incorporation authorizing an increase in the number of authorized shares of the Company’s Common Stock, par value $.0025 per share, from 170,000,000 shares to 3,500,000,000 shares (the “Authorized Shares Increase”).
     2. The second proposal is to approve the adoption of a series of ten alternative amendments (only one of which would be implemented) to the Company’s Certificate of Incorporation authorizing a reverse stock split in which all outstanding shares of the Company’s Common Stock would be combined at ratios ranging from 1-for-10 up to 1-for-100, with in each case the number of authorized shares of the Company’s Common Stock being decreased in the same ratio, all subject to stockholder approval of Proposal 1 and the implementation of the Authorized Shares Increase.
     After reading the Proxy Statement carefully and in its entirety, please mark, date, sign and return, at an early date, the enclosed proxy card in the enclosed prepaid envelope, to ensure that your shares will be represented.
     YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD OR ATTEND THE SPECIAL MEETING IN PERSON.
     The Board of Directors unanimously recommends a vote FOR each of the proposals described in the Proxy Statement. Your prompt attention to these matters is greatly appreciated.

Sincerely yours,

/s/ Joseph F. O’Neill

Joseph F. O’Neill, M.D., M.P.H.
Chief Executive Officer and President

THE IMMUNE RESPONSE CORPORATION

Notice of Special Meeting of Stockholders
To Be Held April 11, 2006

To the Stockholders of The Immune Response Corporation:
     A Special Meeting of Stockholders (the “Special Meeting”) of The Immune Response Corporation, a Delaware corporation (the “Company”), will be held at our offices at 5931 Darwin Court, Carlsbad, California on April 11, 2006, at 9:30 a.m., Pacific Time, for the purpose of approving the following two proposals:
     1. The first proposal is to approve the adoption of an amendment to the Company’s Certificate of Incorporation authorizing an increase in the number of authorized shares of the Company’s Common Stock, par value $.0025 per share, from 170,000,000 shares to 3,500,000,000 shares (the “Authorized Shares Increase”).
     2. The second proposal is to approve the adoption of a series of ten alternative amendments (only one of which would be implemented) to the Company’s Certificate of Incorporation authorizing a reverse stock split in which all outstanding shares of the Company’s Common Stock would be combined at ratios ranging from 1-for-10 up to 1-for-100, with in each case the number of authorized shares of the Company’s Common Stock being decreased in the same ratio, all subject to stockholder approval of Proposal 1 and the implementation of the Authorized Shares Increase.
     Only stockholders of record at the close of business on March 15, 2006 (the “Record Date”) are entitled to notice of, and to vote at, the Special Meeting and any adjournment thereof. For ten days before the meeting, a complete list of stockholders entitled to vote at the Special Meeting will be available for examination, for any purpose germane to the Special Meeting, during ordinary business hours at the Secretary’s office, 5931 Darwin Court, Carlsbad, California 92008. This list will also be available for inspection at the Special Meeting.
     The Board of Directors unanimously recommends a vote FOR approval of each of the proposals described in the Proxy Statement.
     It is important that your shares be represented at the Special Meeting. Even if you plan to attend the meeting, we hope that you will promptly mark, sign, date and return the enclosed proxy card. This will not limit your right to attend or vote at the Special Meeting.

By Order of the Board of Directors
/s/ Joseph F. O’Neill
Joseph F. O’Neill, M.D., M.P.H.
Chief Executive Officer and President

March 17, 2006

THE IMMUNE RESPONSE CORPORATION
5931 DARWIN COURT
CARLSBAD, CALIFORNIA 92008
PROXY STATEMENT
FOR THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD APRIL 11, 2006
     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of The Immune Response Corporation, a Delaware corporation (the “Company,” “we” or “us”), of proxies in the accompanying form to be used at the Special Meeting of our stockholders to be held at our offices at 5931 Darwin Court, Carlsbad, California, on April 11, 2006 at 9:30 a.m., Pacific Time, and any postponement or adjournment thereof (the “Special Meeting”).
     The shares represented by the proxies received in response to this solicitation and not properly revoked will be voted at the Special Meeting in accordance with the instructions therein. A stockholder who has given a proxy may revoke it at any time before it is exercised by filing with our Secretary a written revocation or a duly executed proxy bearing a later date or by voting in person at the Special Meeting. On the matters coming before the Special Meeting for which a choice has been specified by a stockholder on the proxy, the shares will be voted accordingly. If a proxy card is signed and returned and no choice is specified, the shares will be voted “FOR” approval of each of the proposals referred to in the Notice of Special Meeting and described in this Proxy Statement.
     Only stockholders of record at the close of business on March 15, 2006 (the “Record Date”) are entitled to notice of and to vote at the Special Meeting. As of the close of business on the Record Date, we had 153,621,656 shares of Common Stock outstanding and entitled to vote. Each holder of Common Stock is entitled to one vote for each share held as of the Record Date. The presence in person or by proxy of holders of a majority of our outstanding shares constitutes a quorum for the transaction of business at the Special Meeting.
     Approval of each of the proposals described in this Proxy Statement requires the affirmative vote of holders of a majority of the shares outstanding and entitled to vote. Broker voting, in the absence of instructions from beneficial owners, probably will not be allowed with regard to Proposal 1. Broker voting, even in the absence of instructions from beneficial owners, is allowed with regard to Proposal 2. Abstentions with respect to any matter presented at the Special Meeting are treated as shares present or represented and entitled to vote on that matter.
     The Board of Directors unanimously recommends a vote FOR approval of each of the proposals described in this Proxy Statement.
     Expenses for printing, mailing proxy materials and solicitation of proxies will be paid by us. We will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of the Common Stock. In addition to the solicitation of proxies by mail, certain of our directors, officers and other employees may make solicitations in person or by telephone, electronic mail or facsimile without additional compensation therefor.
     This Proxy Statement and the accompanying form of proxy card are being mailed to stockholders on or about March 22, 2006.
IMPORTANT
Please mark, sign and date the enclosed proxy card and promptly return it in the enclosed postage-prepaid return envelope so that, whether or not you intend to be present at the Special Meeting, your shares can be voted. This will not limit your rights to attend or vote at the Special Meeting.

IMPORTANT
AMENDMENT OF THE CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED SHARES OF THE COMPANY’S COMMON STOCK
AMENDMENT OF THE CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE SPLIT OF THE COMPANY’S COMMON STOCK
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
STOCKHOLDER PROPOSALS FOR ANNUAL PROXY STATEMENT
OTHER MATTERS

PROPOSAL 1
AMENDMENT OF THE CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED
SHARES OF THE COMPANY’S COMMON STOCK
General
     Our Board of Directors has approved an amendment to our Certificate of Incorporation to increase the number of authorized shares of our Common Stock, par value $.0025 per share, from 170,000,000 shares to 3,500,000,000 shares (the “Authorized Shares Increase”). The Board of Directors believes that the adoption of such amendment would be in the best interests of the Company and our stockholders, and recommends that the stockholders vote FOR approval of an amendment to our Certificate of Incorporation, to read in the form attached to this Proxy Statement as Appendix A, to effect the Authorized Shares Increase. The Authorized Shares Increase would become effective upon the filing of such Certificate of Amendment with the Delaware Secretary of State.
Purpose of the Authorized Shares Increase
     The purpose of this proposal is to provide us with flexibility to issue shares of Common Stock, or other derivative securities convertible into or exercisable for shares of Common Stock, for financings and other valid corporate purposes recommended and authorized by the Board of Directors. In addition, the Authorized Shares Increase is necessary in order to create or replenish reserves of Common Stock issuable upon the conversion or exercise of outstanding convertible notes (669,262,000 shares of Common Stock), warrants (1,694,515,000 shares of Common Stock), stock option plans (14,808,000 shares of Common Stock) and our 401(k) stock match and employee stock purchase plans (341,000 shares of Common Stock).
     We have exhausted our available authorized but unissued Common Stock. At the same time, we are extremely low on cash, and our ongoing cash burn is approximately $1 million per month. And, although we cannot raise funds except by selling equity or equity-linked securities, the current stock market price for our Common Stock is exceptionally low. This means that raising any meaningful amount of financing, which is essential if we are to survive in the short term, will require issuing extremely large amounts of Common Stock (or derivative securities overlying extremely large amounts of Common Stock).
     In order to stay in business, we have had to raise and will need to continue to seek to raise financing through the issuance of equity or equity-based securities to accredited investors.
     Even though in other transactions we exhausted our authorized but unissued Common Stock (including fully invading all previously established share reserves underlying convertible notes, warrants, stock option plans, etc.), we have in February and March 2006 raised gross proceeds of $8,250,000 by issuing convertible notes and warrants. If Proposal 1 is not approved by our stockholders by May 20, 2006, these notes would be in default. We would be unable to pay the notes upon acceleration and would have to declare bankruptcy.
     Specifically, on February 9, 2006 we issued to Qubit Holdings, LLC (“Qubit”), which is owned and managed by independent trustees for the benefit of the children of our director and controlling stockholder Kevin Kimberlin, for $250,000 cash, a secured promissory note with a $250,000 original principal amount convertible into 5,000,000 shares of Common Stock at $0.02 per share. The note matures on January 1, 2008 and bears interest at 8% per annum. Qubit also received 37,500,000 short-term common stock warrants exercisable at $0.02 per share. On February 9, 2006, also, Cheshire Associates LLC (“Cheshire”), an affiliate of Mr. Kimberlin, exchanged $1,068,504.08 of principal and accrued interest of its $5,740,928 convertible note due in May 2007 (the “Mortgage Note”) into 53,425,204 shares of Common Stock at $0.02 per share; that exchange essentially exhausted our previously authorized but unissued Common Stock, including also the share reserves underlying Qubit’s securities.
     Later that day, we and Cheshire agreed to amend the Mortgage Note further so that the remaining principal and interest would not be payable until January 1, 2009, but the conversion price of the Mortgage Note would be reduced to $0.02 per share. This resulted in the remaining $4,735,244.69 principal amount becoming convertible into 236,762,234 shares of Common Stock, instead of the 6,764,635 shares of Common Stock into which it would have been convertible before the February 9, 2006 transactions.
     The above transactions resulted in antidilution adjustments under the provisions of several of our outstanding convertible notes and warrants. Most notably, the convertible debenture, with a then-outstanding principal balance of

$500,000, and 500,000 warrants held by Cornell Capital Partners, LP (“Cornell Capital”) experienced “ratchet” antidilution adjustments which resulted in them overlying 25,000,000 and 23,100,000 shares of Common Stock respectively, instead of the previous 791,765 and 500,000 shares of Common Stock. Since then we have repaid another $100,000 of the Cornell Capital convertible debenture, resulting in it overlying only 20,000,000 shares instead of 25,000,000.
     We then conducted a private placement of secured convertible notes and warrants to accredited investors (the “2006 Private Placement”), raising gross proceeds of $8,000,000. We issued notes with an aggregate principal amount of $8,000,000, convertible into an aggregate of 400,000,000 shares of Common Stock at $0.02 per share. The notes mature on January 1, 2008, bear interest at 8% per annum, and share (with Cheshire and Cornell Capital, for their previously secured notes, and with Qubit for its $250,000 note) a first priority security interest in substantially all of our assets. The first $6,000,000 of the 2006 Private Placement notes sold (other than to our directors) are further supported by a guaranty limited to the value of the proceeds of certain shares of private-company preferred stock owned by Spencer Trask Intellectual Capital Company LLC (“STIC”), an affiliate of Mr. Kimberlin. In addition, we issued to all of the noteholders a total of 1,200,000,000 warrants to purchase our Common Stock at $0.02 per share. These warrants will expire in two tranches, with the last tranche expiring 160 days after a registration statement, with regard to the common shares underlying them, is declared effective by the SEC.
     Among the investors in the 2006 Private Placement were several of our affiliates, including directors and officers Joseph O’Neill ($25,000 note and 3,750,000 warrants), Martyn Greenacre ($25,000 note and 3,750,000 warrants), David Hochman ($25,000 note and 3,750,000 warrants), Kevin Reilly ($25,000 note and 3,750,000 warrants), Alan Rosenthal ($25,000 note and 3,750,000 warrants), Michael Green ($100,000 note and 15,000,000 warrants), Peter Lowry ($25,000 note and 3,750,000 warrants), and Georgia Theofan ($50,000 note and 7,500,000 warrants).
     We also agreed, in order to induce STIC to provide a guaranty limited to the value of the proceeds of certain shares of private-company preferred stock for the benefit of the first $6,000,000 (other than those sold to our directors) of the 2006 Private Placement notes, to issue to STIC (which is an affiliate of Mr. Kimberlin), for every month that the limited guaranty remains in place, a number of seven-year warrants to purchase our Common Stock at $0.02 per share equal to 1% of the Common Stock then underlying the first $6,000,000 of the 2006 Private Placement notes, to the extent the notes are then outstanding.
     We also paid commissions and fees to our placement agent, Spencer Trask Ventures, Inc., for its services in connection with the 2006 Private Placement. Spencer Trask Ventures, Inc., which is an affiliate of Mr. Kimberlin and also of our director David Hochman, received $800,000 in cash and seven-year placement agent warrants to purchase 80,000,000 shares of Common Stock at $0.02 per share. In addition, if and when the 2006 Private Placement warrants are exercised Spencer Trask Ventures, Inc. is to receive a commission equal to 10% of the warrant exercise proceeds in cash plus seven-year placement agent warrants to purchase a number of shares of our common stock equal to 20% of the number of exercised warrants. We also reimbursed Spencer Trask Ventures, Inc.’s expenses and provided it with certain “tail” and first refusal rights.
     In addition, the 2006 Private Placement (including the placement agent warrants) and the earlier $250,000 financing from Qubit resulted in weighted-average antidilution adjustments under various warrants held by Cheshire, resulting in them becoming exercisable for an aggregate of 104,723,277 shares of Common Stock, instead of the 9,947,335 shares of Common Stock for which they had been exercisable before the February 9, 2006 transactions, and at an exercise price of $0.10 instead of $1.05. (This is in addition to the additional shares underlying Cornell Capital’s derivative securities as a result of “ratchet” antidilution adjustments.)
     None of the above derivative securities will be able to be converted into or exercised for Common Stock, in accordance with their terms, unless the Authorized Shares Increase is approved. Nor will any of our previously outstanding derivative securities (except those held by Cornell Capital) be able to be converted into or exercised for Common Stock, in accordance with their terms, unless the Authorized Shares Increase is approved.
     Needless to say, the 2006 Private Placement entailed a massive potential dilution of existing stockholders.
     This dilution also impacts our optionholders. The deterioration in our stock price, together with the necessity to commit massive numbers of shares of Common Stock at steeply depressed prices, has deprived our pre-2006 outstanding stock options (all of which are exercisable at $0.32 per share or above), of practical incentivization effect. In order to provide meaningful incentives for our management, key employees and directors, we expect that we will at some point adopt a new equity incentive plan, covering something in the range of 400,000,000 shares. If and when we adopt such a plan, we would thereafter submit it for stockholder approval. Also, in no event could shares be issued under any such plan unless and until the Authorized Shares Increase is approved and implemented.
     One of the purposes of Proposal 1, then, in addition to authorizing Common Stock for use in future financings, is to provide authorized shares to fund share reserves for the common share commitments we undertook by issuing derivative securities in 2006 even though at the time we had no authorized shares available either to support those derivative securities or to support the indirect common-share entitlements that arose as a result of those issuances. And, another of the purposes of the Authorized Shares Increase is to replenish the share reserves for all previously issued convertible notes, warrants, stock option plans, etc. that had been invaded by the issuance of Common Stock even before the issuance of the 2006 Private Placement derivative securities.
     Our current paucity of authorized but unissued Common Stock also leaves us unable to issue Common Stock pursuant to our Standby Equity Distribution Agreement dated July 15, 2005 (the “SEDA”) with Cornell Capital. Under the SEDA, we may, at our discretion, periodically sell to Cornell Capital shares of Common Stock for a total purchase price of up to $15 million. To date, we have issued 39,718,835 shares of Common Stock under the SEDA for a total purchase price of $4,837,000. For each share of Common Stock purchased under the SEDA, Cornell Capital will pay 97% of, or a 3% discount to, the lowest daily volume weighted average price of our Common Stock during the five consecutive trading day period immediately following the date we notify Cornell Capital that we desire to access the SEDA. The number of shares purchased by Cornell Capital for each advance is determined by dividing the amount of each advance by the purchase price for the shares of Common Stock. As a result, the lower the per share trading price of our Common Stock, the more shares we would be required to issue to Cornell Capital for a fixed dollar amount of advances under the SEDA. There is no assurance that, even if the number of our authorized shares of Common Stock is increased, we would choose to sell additional shares under the SEDA. Our current intent is to do so only if our cash position at the time urgently requires us to do so.
     Our Board of Directors and management believe that, without the Authorized Shares Increase, we will be unable to raise (or continue to raise) the financing that it needs to stay in business. We cannot guarantee, however, that we will be able to secure such additional funds on acceptable terms, or at all, even if the stockholders approve the Authorized Shares Increase.
Effects of the Authorized Shares Increase
     The additional shares of Common Stock authorized by this proposal will have the same rights, preferences and privileges of our previously authorized shares of Common Stock. Unless otherwise required by applicable law or regulation, the authorized but unissued and unreserved shares of our Common Stock may be issued as the Board of Directors may deem advisable, without further action by our stockholders.
     The Board of Directors does not recommend this proposal with an intent to use the ability to issue additional Common Stock to discourage tender offers or takeover attempt. However, the availability of authorized Common Stock for issuance could render more difficult, or otherwise discourage, a merger, tender offer, proxy contest or other attempt to gain control of the Company. This proposal is not in response to any effort on the part of any party to accumulate Common Stock or to acquire control of us by means of a merger, tender offer, proxy contest or otherwise, or to change management.
Vote Required
     The affirmative vote of a majority of our outstanding shares is required to approve this proposal. Broker voting, in the absence of instructions from beneficial owners, probably will not be allowed with regard to this proposal.
RECOMMENDATION OF THE BOARD OF DIRECTORS
     The Board of Directors recommends that the stockholders vote FOR approval of this proposal.

PROPOSAL 2
AMENDMENT OF THE CERTIFICATE OF INCORPORATION TO EFFECT A
REVERSE SPLIT OF THE COMPANY’S COMMON STOCK
General
     Our Board of Directors believes that it would be in the best interests of the Company and our stockholders to adopt a series of ten alternative amendments (only one of which would actually be implemented) to our Certificate of Incorporation authorizing a reverse stock split in which all outstanding shares of our Common Stock would be combined at ratios ranging from 1-for-10 up to 1-for-100. Stockholder approval is being solicited for ten separate amendment proposals: one to effect a 1-for-10 reverse split, one to effect a 1-for-20 reverse split, one to effect a 1-for-30 reverse split, one to effect a 1-for-40 reverse split, one to effect a 1-for-50 reverse split, one to effect a 1-for-60 reverse split, one to effect a 1-for-70 reverse split, one to effect a 1-for-80 reverse split, one to effect a 1-for-90 reverse split and one to effect a 1-for-100 reverse split.
     The amendment of our Certificate of Incorporation to effect any such reverse split is contingent upon stockholder approval of Proposal 1 and the implementation of the Authorized Shares Increase. In addition, the Board of Directors would have sole discretion to elect, as it determines to be in the best interests of us and our stockholders, whether or not to effect the reverse stock split, and if so, at which of the approved exchange ratios, at any time before December 31, 2006.
     As part of each of the proposed reverse stock split amendments, our authorized number of shares of Common Stock would be reduced in the same proportion as the selected reverse-split ratio. For example, if the 1-for-50 reverse split was selected, our authorized number of shares of Common Stock would be reduced from its Authorized Shares Increase level of 3,500,000,000 to 70,000,000.
     If the Authorized Shares Increase is implemented, and the Board of Directors elects to implement one of the reverse stock splits, it would be authorized to do so without need for any further stockholder action. We believe that approval of the proposal granting this discretion to the Board of Directors, rather than approval of an immediate reverse stock split at a specified ratio, provides the Board of Directors with maximum flexibility to react to the then-current market conditions and therefore to act in the best interest of us and our stockholders. In deciding whether to implement the reverse stock split, and the ratio to be used, the Board of Directors will consider, among other things, (i) the market price of our Common Stock at such time, (ii) the number of shares that will be outstanding after the reverse split, (iii) our stockholders’ equity at such time, (iv) the shares of Common Stock available for issuance in the future, and (v) the nature and conditions of our operations.
     If this proposal is approved, we would be authorized to effect any one, but not more than one, of the alternative reverse stock splits. Once one of the reverse stock splits is effected, none of the others will be able to be effected unless we were again to seek and obtain stockholder approval. And in any event, if we do not effect a reverse stock split by December 31, 2006, we will not be able to do so thereafter unless we were again to seek and obtain stockholder approval.
     The proposed form of amendment to our Certificate of Incorporation for purposes of effecting the reverse stock split at any one of the approved exchange ratios reads as attached to this Proxy Statement as Appendix B. If the Board of Directors elects to implement one of the approved amendments, the number of issued and outstanding shares of Common Stock would be reduced in accordance with the exchange ratio for the selected amendment. The total number of authorized shares of Common Stock would be correspondingly reduced in the same ratio. The reverse stock split would become effective upon filing the applicable Certificate of Amendment with the Delaware Secretary of State. The Board of Directors may, at its sole discretion, elect not to implement any of the approved reverse stock splits, even if the stockholders approve this proposal.
     The Board of Directors has approved each of the proposed amendments to our Certificate of Incorporation, subject to stockholder approval of both proposals described in this Proxy Statement and the completion of the Authorized Shares Increase, and recommends that the stockholders vote FOR approval of the series of ten alternative amendments of our Certificate of Incorporation effecting a reverse split of our outstanding Common Stock (and a corresponding proportional decrease in our total authorized number of shares of Common Stock) in accordance with the proposed exchange ratios of from 1-for-10 up to 1-for-100.
Purpose and Background of the Reverse Split
     Our primary objectives in proposing the reverse split are to raise the per share trading price of our Common Stock and to reduce the number of shares of our Common Stock outstanding.
     In November 2005, our Common Stock was delisted from the Nasdaq Capital Market due to our failure to meet the $1.00 minimum bid price requirement for continued listing. We believe that the reverse split could increase the bid price per share of our Common Stock to above the level required for a listing on the American Stock Exchange or another market such as the Nasdaq Capital Market. However, there can be no assurance that the reverse split will have that effect, initially or in the future, or that it will enable us to secure and maintain the listing of our Common Stock on the American Stock Exchange or the Nasdaq Capital Market. In addition, we currently may not meet all the other standards for the listing of our Common Stock on the American Stock Exchange or the Nasdaq Capital Market.
     In addition to the desire to secure and maintain a listing on the American Stock Exchange or Nasdaq Capital Market, the Board of Directors believes that the low per share market price of our Common Stock impairs its marketability to and acceptance by institutional investors and other members of the investing public and creates a negative impression of the Company. Theoretically, decreasing the number of shares of Common Stock outstanding should not, by itself, affect the marketability of the shares, the type of investor who would be interested in acquiring them, or our reputation in the financial community. In practice, however, many investors and market makers consider low-priced stocks as unduly speculative in nature or connotative of an unsuccessful business and, as a matter of policy, avoid investment and trading in such stocks. The presence of these negative perceptions may be adversely affecting, and may continue to adversely affect, not only the pricing of our Common Stock but also its trading liquidity. In addition, these perceptions may affect our business and our ability to raise additional capital through the sale of stock or the cost of debt we may incur.
     We hope that the decrease in the number of shares of our outstanding Common Stock resulting from the reverse split, and the anticipated increase in the price per share, will encourage greater interest in our Common Stock among members of the financial community and the investing public and possibly create a more liquid market for our stockholders with respect to those shares presently held by them. However, the possibility exists that the reduced number of shares that would be outstanding if the reverse split is effected may adversely affect stockholder liquidity, particularly if the price per share of our Common Stock begins a declining trend after the reverse split is effected. Companies that effect reverse stock splits often experience such a declining trend.
     There can be no assurance that the reverse split will achieve any of the desired results. There also can be no assurance that the price per share of our Common Stock immediately after the reverse split will increase proportionately with the reverse split, or that any increase will be sustained for any period of time.
     We are not aware of any present efforts by anyone to accumulate our Common Stock, and the proposed reverse split is not intended to be an anti-takeover device.
Summary of General Effect on Price for Common Stock
     On March 6, 2006, the closing price for our Common Stock on the NASD Over-the-Counter Bulletin Board was $0.16 per share. By decreasing the number of outstanding shares of Common Stock without altering the aggregate economic interest represented by the shares, we believe the market price will be proportionally increased. The higher the market price rises, the more likely we will be able to achieve the minimum-bid-price requirement for the listing of our Common Stock on the American Stock Exchange or the Nasdaq Capital Market. However, there can be no assurance that the market price of the Common Stock will rise to or maintain any particular level or that we will at any time or at all times be able to meet the minimum-bid-price and other requirements for obtaining and maintaining a listing of our Common Stock on the American Stock Exchange or the Nasdaq Capital Market.
Effects of Reverse Split on Common Stock; No Fractional Shares
     The principal effect of the reverse split will be to decrease the number of outstanding shares of our Common Stock. The total number of shares of Common Stock held by each stockholder will be reclassified automatically into the number of shares equal to the number of shares held by such stockholder immediately before the reverse split, reduced in accordance with the exchange ratio selected by the Board of Directors. If the total number of shares a stockholder holds is not evenly divisible by the ratio chosen by the Board of Directors, that stockholder will not receive a fractional share but instead will receive cash in an amount equal to the fraction of a share that stockholder otherwise would have been entitled to receive multiplied by the last reported sale price of the Common Stock before the reverse split takes effect.
     Because the total authorized number of shares of Common Stock will be reduced in the same proportion as the reverse split, the reverse split will as a practical matter not affect the “headroom” available to us as we consider possible uses for authorized but unissued common shares.
     None of the proposed amendments to our Certificate of Incorporation would effect a change in our total authorized number of shares of Preferred Stock (10,000,000 shares).
     The following table reflects the number of shares of Common Stock that would be outstanding as a result of each proposed reverse stock split, based on 153,621,656 shares of Common Stock outstanding as of the Record Date and the corresponding new authorized Common Stock total, based on the assumption that the Authorized Shares Increase has first been approved and implemented. However, this table does not assume the conversion or exercise of any derivative securities.

Proposed Reverse	Shares of Common	Total Authorized
Stock Split Ratio	Stock to be Outstanding	Shares of Common Stock
Before Split	153,621,656	3,500,000,000
1 for 10	15,362,165	350,000,000
1 for 20	7,681,082	175,000,000
1 for 30	5,120,721	116,666,666
1 for 40	3,840,541	87,500,000
1 for 50	3,072,433	70,000,000
1 for 60	2,560,360	58,333,333
1 for 70	2,194,595	50,000,000
1 for 80	1,920,270	43,750,000
1 for 90	1,706,907	38,888,888
1 for 100	1,536,216	35,000,000
The proposed amendments to our Certificate of Incorporation will not otherwise alter or modify the rights, preferences, privileges or restrictions of the Common Stock.
Effect on Outstanding Notes, Options and Warrants
     We have various outstanding convertible notes, stock options and warrants. Under the terms of the notes, options and warrants, when the reverse split becomes effective, the number of shares covered by each of them will be decreased and the conversion or exercise price per share will be increased in accordance with the exchange ratio chosen by the Board of Directors.
Payment for Fractional Shares; Exchange of Stock Certificates
     We will appoint American Stock Transfer & Trust Company to act as exchange agent for holders of Common Stock in connection with the reverse split. We will deposit with the exchange agent, as soon as practicable after the effective date of the reverse split, cash in an amount equal to the value of the estimated aggregate number of fractional shares that will result from the reverse split. The funds required to purchase the fractional share interests are available and will be paid from our current cash reserves. Our stockholder list shows that some of the outstanding Common Stock is registered in the names of clearing agencies and broker nominees. Because we do not know the numbers of shares held by each beneficial owner for whom the clearing agencies and broker nominees are record holders, we cannot predict with certainty the number of fractional shares that will result from the reverse split or the total amount that will be required to pay for fractional share interests. However, we do not expect that the amount will be material.
     As of the Record Date, we had approximately 1,143 holders of record of our Common Stock (although we had significantly more beneficial holders). We do not expect the reverse split and the payment of cash in lieu of fractional shares to result in a significant reduction in the number of record holders. We presently do not intend to seek any change in our status as a reporting company for federal securities law purposes, either before or after the reverse split.
     On or after the effective date of the reverse split, we will mail a letter of transmittal to each stockholder. Each stockholder will be able to obtain a certificate evidencing its post-reverse-split shares and, if applicable, cash in lieu of a fractional share only by sending the exchange agent its old stock certificate(s), together with the properly executed and completed letter of transmittal and such evidence of ownership of the shares as we may require. Stockholders will not receive certificates for post-reverse-split shares unless and until their old certificates are surrendered. Stockholders should not forward their certificates to the exchange agent until they receive the letter of transmittal, and they should only send in their certificates with the letter of transmittal. The exchange agent will send each stockholder’s new stock certificate and payment in lieu of any fractional share promptly after receipt of that stockholder’s properly completed letter of transmittal and old stock certificate(s).
     Stockholders will not have to pay any service charges in connection with the exchange of their certificates or the payment of cash in lieu of fractional shares.
No Dissenters’ Rights of Appraisal
     Delaware law does not provide for appraisal rights with respect to the matters to by acted upon pursuant to this proposal.
Implementation of Proposal 2 Contingent on Implementation of Proposal 1 and Subject to Discretion of Board
     Even if the stockholders approve this Proposal 2, we will not effect any reverse stock split as described in this Proposal 2 if the stockholders do not approve Proposal 1 and the Authorized Shares Increase is not implemented. In addition, the Board of Directors may, at its sole discretion, elect not to implement before the December 31, 2006 deadline any of the approved reverse stock splits described in this Proposal 2, even if the stockholders approve both Proposal 1 and Proposal 2 and the Authorized Shares Increase is implemented.
Vote Required
     The affirmative vote of a majority of our outstanding shares is required to approve this proposal. Broker voting, even in the absence of instructions from beneficial owners, is allowed with regard to this proposal.
RECOMMENDATION OF THE BOARD OF DIRECTORS
     The Board of Directors recommends that the stockholders vote FOR approval of this proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth certain information, as of March 7, 2006, as to shares of our Common Stock beneficially owned by: (i) each person who is known by us to own beneficially more than 5% of our Common Stock, (ii) each of our directors, (iii) each executive officer named in the Summary Compensation Table set forth in the proxy statement for our 2005 annual meeting of stockholders and (iv) all of our current directors and executive officers as a group. Ownership information is based upon information furnished by the respective individuals or entities, as the case may be. Unless otherwise indicated, the business address of each individual is c/o 5931 Darwin Court, Carlsbad, California 92008. The table assumes that we would in fact be able to deliver Common Stock upon the conversion or exercise of derivative securities, even though we will not in fact be able to do so unless the Authorized Shares Increase is approved and implemented, and further assumes that all the derivative securities issued in or in connection with the 2006 Private Placement should be treated as if they are convertible or exercisable within 60 days after March 7, 2006. Even though these assumptions may not be strictly in accordance with the beneficial ownership rules of Securities Exchange Act Rule 13d-3, we believe such overinclusiveness is appropriate in order to give our stockholders a clearer practical view of the interests held by the respective individuals and entities.

	Common Stock
	Shares	Percentage
	Beneficially	Beneficially
Name and address of beneficial owner	Owned (1)	Owned (2)
Kevin B. Kimberlin (3)(4)(5)	803,644,557	90.4%
Robert E. Knowling, Jr. (5)	—	*
James B. Glavin (5)	457,680	*
Michael K. Green (5)	20,568,311	11.8%
Martyn Greenacre (5)	5,283,288	3.3%
David P. Hochman (5)	5,612,038	3.5%
Peter Lowry (5)	5,155,271	3.2%
Joseph F. O’Neill (7)	5,750,000	3.6%
Kevin L. Reilly (5)	5,254,288	3.3%
Alan S. Rosenthal (5)	5,405,906	3.4%
Georgia Theofan (5)	10,275,742	6.3%
John N. Bonfiglio (5)(6)	1,087,459	*
Bjorn K. Lydersen (5)	284,285	*
All current directors and executive officers as a group (11 persons) (8)	867,407,081	91.0%

*	Less than 1%.

(1)	To our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of our Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the notes to this table.

(2)	Percentage ownership is based on 153,621,656 shares of our Common Stock outstanding as of March 7, 2006. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, or the SEC, based on voting and investment power with respect to shares. Shares of our Common Stock subject to options, notes or warrants currently exercisable or convertible, or exercisable or convertible within 60 days after March 7, 2006, are deemed outstanding for computing the percentage ownership of the person holding beneficial ownership of those securities, but are not deemed outstanding for computing the percentage ownership of any other person.

(3)	The address of the principal place of business of Cheshire Associates, LLC (“Cheshire”), Spencer Trask Ventures, Inc. (“STVI”), Spencer Trask & Co., Spencer Trask Illumination Fund, and STIC, each an entity that is affiliated with Mr. Kimberlin, and of Qubit Holdings, LLC (“Qubit”), is c/o Spencer Trask Ventures, Inc., 535 Madison Avenue, 18th Floor, New York, New York 10022.

(4)	Mr. Kimberlin’s spouse held 8,750 shares of our Common Stock; a retirement account for the benefit of Mr. Kimberlin held 4,000 shares of our Common Stock; Kimberlin Family Partners, L.P., a Colorado limited partnership, of which Mr. Kimberlin is the general partner, held 56,979 shares of our Common Stock; and Kevin Kimberlin Partners, L.P, of which the general partner is KKP Management LLC, a

Nevada limited liability company, of which Mr. Kimberlin is the managing member, held 448,717 shares of our Common Stock. Additionally, Mr. Kimberlin can be deemed to be the beneficial owner of: (a) 67,115,042 shares of Common Stock held by Cheshire, (b) 104,723,277 shares of Common Stock issuable upon exercise of warrants held by Cheshire, (c) 236,762,234 shares of Common Stock issuable to Cheshire upon conversion of a convertible Mortgage Note held by Cheshire, (d) 278,373 shares of Common Stock issuable to STVI upon the exercise of a Placement Agent Unit Purchase Option, (e) 278,373 shares of Common Stock issuable to STVI upon the exercise of the Class A Warrants issuable upon the exercise of a Placement Agent Unit Purchase Option, (f) 278,373 shares of Common Stock issuable to STVI upon the exercise of the Class B Warrants issuable upon the exercise of the Class A Warrants, (g) 1,774,888 shares of Common Stock issuable to Cheshire upon the exercise of Class B Warrants, (h) 14,125 shares of Common Stock issued to Spencer Trask & Co. in connection with a Unit Offering, (i) 21,186 shares of Common Stock issued to Spencer Trask & Co. in connection with the exercise of 14,124 Class A Warrants (j) 14,125 shares of Common Stock issuable to Spencer Trask & Co. upon the exercise of the Class B Warrants, (k) 342,857 shares of Common Stock issued to Spencer Trask Illumination Fund in connection with the April 2004 Private Placement, (l) 102,857 shares of Common Stock issuable to the Spencer Trask Illumination Fund in connection with the exercise of private placement Warrants; (m) 12,500,000 shares of Common Stock issuable to Qubit upon conversion of a convertible note, (n) 37,500,000 shares of Common Stock issuable upon exercise of warrants held by Qubit, (o) 80,000,000 shares of Common Stock issuable to STVI upon the exercise of 2006 Private Placement placement agent warrants, (p) 240,000,000 shares of Common Stock issuable to STVI upon the exercise of placement agent warrants issuable to STVI upon the exercise of others’ 2006 Private Placement warrants, and (q) 21,000,000 shares of Common Stock in connection with the exercise of an estimated number of STIC Warrants to be issued through September 30, 2006.

(5)	The amounts shown include the following shares which may be acquired under stock options currently or within 60 days after March 7, 2006: Mr. Kimberlin, 420,401 shares; Mr. Knowling, 0 shares; Mr. Glavin, 411,467 shares; Mr. Green, 534,212 shares; Mr. Greenacre, 283,288 shares; Mr. Hochman, 183,288 shares; Mr. Lowry, 129,027 shares; Dr. O’Neill, 750,000 shares; Mr. Reilly, 254,288 shares; Dr. Rosenthal, 405,906 shares; Dr. Theofan, 246,113 shares; Dr. Bonfiglio, 1,042,466 shares; and Dr. Lydersen, 275,000 shares. In addition, the amounts shown include the following shares which may be acquired under convertible notes and warrants purchased in the 2006 Private Placement: Mr. Green, 20,000,000 shares; Mr. Greenacre, 5,000,000 shares; Mr. Hochman, 5,000,000 shares; Mr. Lowry, 5,000,000 shares; Dr. O’Neill, 5,000,000 shares; Mr. Reilly, 5,000,000 shares; Dr. Rosenthal, 5,000,000 shares; and Dr. Theofan, 10,000,000 shares.

(6)	Dr. Bonfiglio’s employment with the Company terminated on October 31, 2005.

(7)	Dr. O’Neill joined the Company as Chief Executive Officer and President on October 31, 2005.

(8)	Includes an aggregate of 3,617,990 shares which may be acquired by current directors and officers currently or within 60 days after March 7, 2006 pursuant to the exercise of options; an aggregate of 531,379,016 shares which may be acquired by current directors and officers currently or within 60 days after March 7, 2006 pursuant to the exercise of warrants and the Unit Placement Agent Options; and 264,262,234 shares which may be acquired by current directors and officers currently or within 60 days after March 7, 2006 pursuant to the conversion of promissory notes.
     Cornell Capital’s beneficial ownership is capped at 4.99% due to “blocker” provisions in its derivative securities. If not for such “blocker” provisions, it would be entitled to acquire 43,100,000 shares of our Common Stock under its derivative securities.

STOCKHOLDER PROPOSALS FOR ANNUAL PROXY STATEMENT
     Proposals of stockholders submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 and intended to be presented for consideration at our 2006 Annual Meeting of Stockholders must have been received by the Company not later than January 15, 2006, in order to be considered for inclusion in our proxy materials for that meeting.
     Our bylaws also establish an advance notice procedure with respect to certain stockholder proposals. If a stockholder wishes to have a stockholder proposal considered at our next annual meeting, the stockholder must give timely notice of the proposal in writing to the Secretary of the Company. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices, not less than 120 calendar days before the anniversary of the date our proxy statement is released to stockholders in connection with the previous year’s annual meeting; provided, however, if we did not hold an annual meeting the previous year or if the date of the current year’s annual meeting has been changed by more than 30 days from the date of the previous year’s meeting, then the deadline shall be a reasonable time before we begin to mail and print our proxy materials. Our proxy statement in connection with the 2005 Annual Meeting of Stockholders was released to stockholders on May 6, 2005.
OTHER MATTERS
     We know of no other business that will be presented at the Special Meeting. If any other business is properly brought before the Special Meeting, it is intended that proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.
     Whether you intend to be present at the Special Meeting or not, we urge you to return your signed proxy promptly.

By Order of the Board of Directors
/s/ Joseph F. O’Neill
Joseph F. O’Neill, M.D., M.P.H.
Chief Executive Officer

March 17, 2006

APPENDIX A
     Section (A) of Article IV of the Restated Certificate of Incorporation shall be amended such that, as amended, said section shall read in its entirety as follows:
          “(A)The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is Three Billion Five Hundred Ten Million (3,510,000,000), of which Three Billion Five Hundred Million (3,500,000,000) shares of the par value of One-Fourth of One Cent ($.0025) each shall be Common Stock (the “Common Stock”) and Ten Million (10,000,000) shares of the par value of One-Tenth of One Cent ($.001) each shall be Preferred Stock (the “Preferred Stock”).”

APPENDIX B
     Section (A) of Article IV of the Restated Certificate of Incorporation shall be amended such that, as amended, said section shall read in its entirety as follows:
          “(A) The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is [3,500,000,000/x; plus 10,000,000]) of which [3,500,000,000/x] (                    ) shares of the par value of One-Fourth of One Cent ($.0025) each shall be Common Stock (the “Common Stock”) and Ten Million (10,000,000) shares of the par value of One-Tenth of One Cent ($.001) each shall be Preferred Stock (the “Preferred Stock”). Upon the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware (the “Effective Time”), each [x] shares of the Common Stock, par value $0.0025 per share, of the Corporation issued and outstanding or held in treasury immediately before the Effective Time shall be reclassified as and changed into one (1) share of Common Stock, par value $0.0025 per share, of the Corporation, without any action by the holders thereof. In lieu of any fractional shares to which a holder of shares of Common Stock of the Corporation would be otherwise entitled, the Corporation shall pay in cash an amount equal to such fractional interest multiplied by the sale price of the Common Stock as last reported on the NASD Over-the-Counter Bulletin Board on the day immediately before the Effective Time.”

THE IMMUNE RESPONSE CORPORATION
5931 DARWIN COURT
CARLSBAD, CALIFORNIA 92008
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned stockholder of The Immune Response Corporation (the “Company”) acknowledges receipt of Notice of the Special Meeting of Stockholders and Proxy Statement, each dated March 17, 2006, and the undersigned revokes all prior proxies and appoints Joseph F. O’Neill and Michael K. Green, or each of them, proxyholders for the undersigned to vote all shares of Common Stock of the Company which the undersigned would be entitled to vote at the Special Meeting of Stockholders to be held at 5931 Darwin Court, Carlsbad, California, at 9:30 a.m. Pacific Time on April 11, 2006, and any postponement or adjournment thereof, and instructs said proxyholders to vote as follows:
Proposal 1: To approve the adoption of an amendment of the Company’s Certificate of Incorporation authorizing an increase in the number of authorized shares of the Company’s Common Stock, par value $.0025 per share, from 170,000,000 shares to 3,500,000,000 shares.

☐ FOR	☐ AGAINST	☐ ABSTAIN
Proposal 2: To approve the adoption of a series of ten alternative amendments to the Company’s Certificate of Incorporation authorizing a reverse stock split in which all outstanding shares of the Company’s Common Stock would be combined at ratios ranging from 1-for-10 up to 1-for-100, with in each case the number of authorized shares of the Company’s Common Stock being decreased in the same ratio.*

☐ FOR	☐ AGAINST	☐ ABSTAIN
To the extent allowed by applicable law, the proxyholders are authorized to vote in their discretion upon such other business as may properly come before the meeting.
* Please note that any amendment of the Company’s Certificate of Incorporation to authorize a reverse stock split as described in Proposal 2 is contingent upon stockholder approval of Proposal 1 and the implementation of the Authorized Shares Increase described in Proposal 1.
This proxy will be voted in accordance with the specifications made. If this proxy is signed and no specifications are made, this proxy will be voted FOR both of the proposals described above.

THE IMMUNE RESPONSE CORPORATION BOARD OF DIRECTORS PROXY SPECIAL MEETING OF STOCKHOLDERS APRIL 11, 2006

Dated this day of , 2006

(Signature of Stockholder)

(Signature of Stockholder)

Please sign exactly as your name or names appear hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If shares are held jointly, each holder must sign.
Please Mark, Sign, Date and Mail This Proxy Card Promptly, Using the Enclosed Envelope.